ALICO ANNOUNCES THAT A SCHEDULED INTEREST PAYMENT
WAS NOT RECEIVED

La Belle, FL., April 1, 2009 -- Alico, Inc., (NASDAQ: ALCO) a land management company, announced today that a scheduled quarterly interest payment had not been received by its Alico-Agri, Ltd subsidiary related to the sale of property in Lee County, Florida.

Under the terms of the contract, the purchaser was scheduled to make a quarterly interest payment of $283 thousand on March 30, 2009.  Alico-Agri has issued the required 15 day notice of delinquency to the purchaser.  The Company is working with the purchaser to develop a mutually acceptable remedy to the delinquency.  In the event a mutually acceptable agreement cannot be reached, Alico-Agri will initiate foreclosure proceedings on the property.

Alico Principal Executive Officer Steve Smith stated, “The real estate market in Lee County has declined over the past several years, causing real estate developers to re-evaluate their portfolios in light of longer absorption period expectancies and limited capital.  We hope to reach a mutually acceptable agreement for this property, but in the event that such an agreement cannot be reached, the property is in a prime location for future development.”

About Alico, Inc.

Alico, Inc., a land management company operating in Central and Southwest Florida, owns approximately 135,500 acres of land located in Collier, Glades, Hendry, Lee and Polk counties. Alico is involved in various agricultural operations and real estate activities. Alico's mission is to grow its asset values through its agricultural and real estate activities to produce superior long-term returns for its shareholders.

For Further Information Contact:

Steve Smith
La Belle, Florida
(863) 675-2966

Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. The forward-looking statements contained herein, such as the statement that the property is located in a prime location for future development, are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.